EXHIBIT 5.1
(Allen & Gledhill Letterhead)
Allen & Gledhill
36 Robinson Road
#18-01 City House
Singapore 068877

October 13, 1998

Flextronics International Ltd.
514 Chai Chee Lane #04-13
1 Bedok Industrial Estate
Singapore 469029

Dear Sirs,

We refer to the Registration Statement on Form S-3 (the "Registration Statement") filed or to be filed by the Company with the Securities and Exchange Commission on or about October 13th, 1998 in connection with the registration under the Securities Act of 1933, as amended, of 3,262,403 ordinary shares of S$0.01 each in the capital of the Company (the "Ordinary Shares") to which the Registration Statement relates (the "Registration Shares"). According to the Registered Statement, the Registration Shares were part of, and included in the 4,222,667 Ordinary Shares, which is the aggregate of: -

1. 303,288 Ordinary Shares allotted and issued pursuant to the acquisition by the Company of all of the outstanding quotas of Conexao Informatica Ltda. (the "Conexao Ordinary Shares");

2. 630,920 Ordinary Shares allotted and issued pursuant to (I) the acquisition by statutory merger of Altatron, Inc. ("Altatron") through the merger of Altatron with and into FA Acquisition Corporation (a wholly-owned subsidiary of the Company), and (ii) the acquisition by the Company (or a subsidiary, or subsidiaries, of the Company designated by the Company) of all of the outstanding membership interests in Marathon Business Park LLC (the "Altatron Ordinary Shares");

3. 2,806,000 Ordinary Shares allotted and issued pursuant to the acquisition by the Company of 92% of the outstanding shares of Neutronics Electronics Industries Holding A.G. (the "Neutronics Ordinary Shares");

4. 229,990 Ordinary Shares allotted and issued pursuant to the acquisition by Flextronics International (Sweden) AB ( a wholly-owned subsidiary of the Company) of all of the outstanding shares of Energipilot AB (the "Energipilot Ordinary Shares"); and

5. 252,469 Ordinary Shares allotted and issued pursuant to the acquisition by statutory merger of DTM Products, Inc. ("DTM") through the merger of DTM with and into CBJ One, Inc. ( a wholly-owned subsidiary of the Company) (the "DTM Ordinary Shares"), the Conexao Ordinary Shares, Altatron Ordinary Shares, Neutronics Ordinary Shares, Energipilot Ordinary Shares, and DTM Ordinary Shares are hereinafter collectively referred to as the "Consideration Ordinary Shares", previously registered on Form S-1, Registration No. 333-53311.

As your Singapore counsel, we have examined the proceedings taken by the Company in connection with the allotment and issuance of the Consideration Ordinary Shares. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

Based on the foregoing, we are of the opinion that the Consideration Ordinary Shares allotted and issued by the Company, and which are represented by share certificates issued in respect of such Consideration Ordinary Shares, are legally issued and fully-paid.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully